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                                  EXHIBIT 99
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                             FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Constance Sweeney,
MIPS Technologies, Inc.
650-567-5059
cks@mips.com


               MIPS TECHNOLOGIES ADOPTS SHAREHOLDERS' RIGHTS PLAN


MOUNTAIN VIEW, Calif., (June 2, 2000) MIPS Technologies, Inc. (NASDAQ:MIPS) announced today that its board of directors has adopted a Shareholders' Rights Plan. Under the plan, MIPS Technologies will issue a dividend of one right for each share of common stock -- par value of $0.001 per share -- of the company held by stockholders of record as of the close of business on June 19, 2000. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. MIPS Technologies added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $200. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $.01 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.


ABOUT MIPS TECHNOLOGIES, INC.
MIPS Technologies, Inc. is one of the world's primary architects of embedded 32- and 64-bit RISC processors. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products.

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Licensees currently include: Alchemy Semiconductor, Inc.; ATI Technologies,
Inc.; Broadcom Corporation; Centillium Communications, Inc.; Chartered Semiconductor Manufacturing; CommQuest (IBM); ESS Technology, Inc.; Excess Bandwidth; General Instrument Corporation; Integrated Device Technology, Inc.
(IDT); Lara Networks, Inc.; LSI Logic Corporation; Macronix; Metalink Ltd.; NEC Corporation; NKK Corporation; Philips Semiconductors; Quantum Effect Devices, Inc. (QED); QuickLogic Corporation, Sandcraft, Inc.; SiByte, Inc.; Sony Corporation; Synova; Texas Instruments Incorporated; Toshiba Corporation; and Taiwan Semiconductor Manufacturing Company. Numerous companies utilize MIPS-based(TM) intellectual property. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at 650-567-5000 or http://www.mips.com.
                                      -END-

MIPS is a registered trademark of MIPS Technologies, Inc. All press materials are available on the World Wide Web via: http://www.mips.com.